Exhibit 10.8

InnerWorkings.

600 W. Chicago • Suite 750 • Chicago, IL 60610

Agreement for John Walter to Become

Chairman of Innerworkings, LLC’s Board of Directors.

Date: 3/25/04

The following outlines the proposed terms under which John Walter (“JW”) would join Innerworkings, LLC (“IW”) Board of Directors and serve as its Chairman:

1.	JW shall purchase 300,000 (three hundred thousand) Class A Common Units of IW at a price of $.80 (eighty cents) per share as follows: 100,000 units shall be purchased for $80,000 upon the formal execution of this Agreement. 100,000 units shall be purchased for $80,000 twelve months after the formal execution of this Agreement. And, 100,000 units shall be purchased for $80,000 twenty four months after the formal execution of this Agreement.

2.	JW shall receive an additional 300,000 (three hundred thousand) options to purchase Class A Common Units at a strike price of $.50 (fifty cents) for each year of service as Chairman of IW’s Board of Directors, with the maximum number of options to purchase shares being capped at 1,200,000 (one million two hundred thousand) options to purchase Class A Common Units at a strike price of $.50 (fifty cents), in the event that JW serves as Chairman of IW’s Board of Directors for 4 (four) years. The options shall vest in accordance with the terms of this LOI and JW shall be granted a period of ten (10) years after vesting to exercise his options. Each years options shall be granted up front as JW is re-appointed as Chairman of IW’s Board of Directors.

3.	JW’s first Board term shall begin upon the formal execution of this Agreement and end on June 30, 2005. Each term thereafter shall be for an additional calendar year ending on June 30th. Should JW earn all 1,200,000 units for his service as IW’s Chairman, his term will expire on 6/30/08.

4.	The shareholders of IW are under no obligation to re-appoint JW after his first year of service and JW is under no obligation to serve after his first term expires on 6/30/05. Furthermore, in the event that JW has not earned his options based upon his service as Chairman over time as defined in #2 above, or JW’s options have not accelerated as defined in Sections #5 or #7 below, then those options shall immediately expire in the event that either (1) the Board does not elect JW to serve as Chairman after the first term which ends on 6/30/05, or (2) a majority of the shareholders vote to not elect JW as the Chairman after his first term which ends on 6/30/05.

5.	The vesting of JW’s 1,200,000 options, as defined in #2 above, shall accelerate during his tenure as Chairman, in the event any of the following occur: (1) JW generates annual GAAP certified gross margin on accounts that he opened equal to $3,600,000 (three million six hundred thousand dollars), or (2) the annual GAAP certified EBITDA of IW reaches $12,500,000 (twelve million five hundred thousand dollars), or (3) no less than 25% (twenty five percent) of the Class A Common Units are sold at a share price no less than $2.50 (two dollars and fifty cents) per share, or (4) there is a change of control that a majority of the current shareholders approve of, or (5) in the event of a public offering of IW.

6.	JW shall be granted an additional 300,000 (three hundred thousand) units, as a special one time grant, in the event the following occur: (1) JW generates annual GAAP certified gross margin on accounts that he opened equal to $6,000,000 (six million dollars), or (2) the annual GAAP certified EBITDA of IW reaches $20,000,000 (twenty million dollars), or (3) no less than 25% (twenty five percent) of the Class A Common Units are sold at a share price no less than $4.50 (four dollars and fifty cents) per share.

7.	In the event that JW is not reappointed to the Board, for any reason, after his first year of service, then IW shall accelerate 300,000 (three hundred thousand) of JW’s options (as defined in Section 2 above), as JW’s sole and exclusive severance payment from IW.

The following outlines the proposed role and responsibilities of the Chairman:

1.	JW shall devote a portion of his time and efforts to working on the overall executive strategy of IW.

2.	JW shall devote a portion of his time and efforts to introducing IW to potential clients and helping IW land business with the goal of increasing IW’s sales and margins substantially.

3.	JW shall devote a portion of his time and efforts to working with potential and existing suppliers of IW with the goal of increasing our competitive advantage in the marketplace, decreasing our costs of goods sold, and improving IW’s overall operating margins.

4.	JW shall devote a portion of his time and efforts to working with and improving the management team of IW and the day to day operations of the business.

5.	JW shall devote a portion of his time and efforts to helping IW raise equity and/or debt in the event IW chooses to seek outside investors or financial partners.

6.	It is the expectation of the parties that JW shall devote approximately 10 (ten) hours per week toward IW as its Chairman. JW is free to devote more or less time, so long as the results are consistant with his role and the amount of equity that is being granted to JW for his service as Chairman.

Agreed:

/s/ John Walter	John Walter	5-14-04 Date
/s/ Barry Friedland	Innerworkings	5.17.04 Date

AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT (this “Amendment”) is made and entered into effective as of May 8, 2006 (the “Amendment Effective Date”), by and between Innerworkings, Inc., a Delaware corporation (“IW”), and John Walter (“Walter”).

WHEREAS, IW and Walter are parties to an agreement dated March 25, 2004 (the “2004 Agreement”); and

WHEREAS, the parties desire to amend certain terms of the 2004 Agreement under which Walter shall continue to be serve as the Chairman of the Board of Directors of IW; and

WHEREAS, the parties desire to set forth the amended terms and conditions, with the understanding that the remaining terms and conditions of the 2004 Agreement shall continue in full force and effect, except where amended by this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Whereas the options described in Section 6 of the 2004 Agreement have not been granted and will not be granted, that section shall be deleted and replaced in its entirety by the following paragraph:

In addition to the options described above, Walter shall receive an additional one-time option grant covering 400,000 (four hundred thousand) shares of IW stock (“Shares”) on the Amendment Effective Date. The options granted pursuant to this Section #6: (i) shall have an exercise price equal to $4.92 per Share, and (ii) shall vest in an amount equal to 66,667 Shares on each of the first four anniversaries of the Amendment Effective Date and an amount equal to 66,666 Shares on the fifth and sixth such anniversaries. Notwithstanding the foregoing, the options granted pursuant to this Section #6 shall become fully vested upon a Change in Control, as defined in IW’s 2004 Unit Option Plan. The options shall become immediately exercisable upon vesting. Except as provided herein, such options shall be subject to the terms of IW’s 2004 Unit Option Plan and the option agreement provided to Walter pursuant to the plan, and Walter’s receipt of the options shall be subject to his executing such option agreement. The number of Shares and exercise price of the options set forth in this Section #6 shall be adjusted to reflect any Share splits or Share dividends after the Amendment Effective Date.

2. All references in the 2004 Agreement to units of IW shall be deleted and replaced by references to shares of IW stock.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

Innerworkings, Inc.

By:	/s/ Nick Galassi
Name:	Nick Galassi
Its:	CFO

/s/ John Walter
John Walter

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